Exhibit 2


                         [FORM OF NOTE]


     THE TRANSFER OF THIS NOTE IS RESTRICTED BY AND PURSUANT TO A
     NOTE PURCHASE AGREEMENT DATED AS OF JUNE 7, 1996, A COPY OF
     WHICH IS ON FILE AT THE OFFICES OF THE COMPANY.

     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

                       CIDCO INCORPORATED

      3.75% CONVERTIBLE SUBORDINATED NOTE DUE JUNE 30, 2003

No. R1
$150,000,000                                       June 28, 1996

          FOR VALUE RECEIVED, the undersigned, CIDCO INCORPORATED (herein called the "Company"), a corporation duly organized and existing under the laws of the State of Delaware, hereby promises to pay to ID HOLDING PARTNERSHIP, L.P., a Delaware limited partnership (the "Purchaser"), or its registered assigns, the principal sum of ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) on June 30, 2003, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount hereof, from the date hereof, at the rate of 3.75% per annum, payable quarterly, on the 31st day of March, the 30th day of June, the 30th day of September and the 31st day of December in each year, commencing September 30, 1996, until the principal hereof shall have become due and payable, and to the extent permitted by law, to pay interest at the rate of 5.75% per annum on any overdue principal, premium or interest, from the date such amount was due and payable until the obligation of the Company with respect to the payment thereof shall be fully discharged, such interest to be payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand). If the date on which any such payment is required to be made pursuant to the provisions of this Note occurs on a day other than a Business Day, such payment shall be due and payable on the next succeeding Business Day.

          The Company shall pay to the Purchaser, as supplemented interest, an amount equal to $1,546,875, such amount to be payable within 5 days of the date of this Note.

          Payments of principal of, and interest and premium on, this Note are to be made in lawful money of the United States of America in the following manner: (a) prior to the execution of an Indenture and the exchange of Securities issued under the Indenture for all outstanding Notes (as defined below) (the "Indenture Date") (i) in the case of the Purchaser or an institutional investor who holds in excess of $10 million principal amount of the Notes, at the account/address to be specified by the Purchaser for such purpose by notice to the Company, or at the account/address specified by such institutional investor, by wire transfer of immediately available funds, or at such other address or by such other method as the Purchaser or such institutional investor shall have designated by notice to the Company, or (ii) for all other holders of Notes, at the address specified by such holder, by check, in either case without presentment for notation of payment and without surrender and (b) at any time after the Indenture Date, by wire transfer to the Trustee, as specified in the Indenture.

          This Note is one of a series of the Company's 3.75% Convertible Subordinated Notes due June 30, 2003 (herein called the "Notes") in the aggregate principal amount of $150,000,000 (the "Initial Principal Balance") issued pursuant to a Note Purchase Agreement, dated as of June 7, 1996 (the "Note Purchase Agreement"), between the Company and the Purchaser. Defined terms used herein which are defined in the Note Purchase Agreement shall have the same meaning as such terms have in the Note Purchase Agreement. This Note is entitled to the benefits of, and is subject to the terms contained in, the Note Purchase Agreement. The provisions of the Note Purchase Agreement are hereby incorporated in this Note to the same extent as if set forth at length herein.

          The Company may deem and treat the person in whose name this Note is registered pursuant to Section 4 of the Note Purchase Agreement as the holder and owner hereof for the purpose of receiving payments and for all other purposes whatsoever, notwithstanding any notations of ownership or transfer hereon and notwithstanding that this Note is overdue, and the Company shall not be affected by any notice to the contrary until presentation of this Note for registration of transfer as provided in Section 4 of the Agreement. This Note may be transferred or exchanged and, if lost, stolen, damaged or destroyed, this Note may be replaced, only in the manner and upon the conditions set forth in the Note Purchase Agreement.

          This Note is subject to prepayment, in whole or in part, only under the circumstances, and to the extent provided, in the Note Purchase Agreement.

          In case an Event of Default shall happen and be continuing, the principal amount of this Note may become or be declared due an payable only in the manner and with the effect provided in the Note Purchase Agreement.

          In certain circumstances involving the occurrence of a Change in Control, the holder of this Note has the right to require the Company to repurchase the Note (or any portion of the principal amount hereof) at the price specified in the Note Purchase Agreement.

          Subject to and upon compliance with the provisions of the Note Purchase Agreement, the holder of this Note is entitled to convert this Note (or any portion of the principal amount hereof) into fully paid and non-assessable shares of Common Stock of the Company at the conversion price, subject to adjustment, specified in the Note Purchase Agreement.

          The indebtedness evidenced by this Note and the payment of the principal of (and premium, if any) and interest on, and other obligations in respect of, this Note, to the extent and in the manner provided in the Note Purchase Agreement, are subordinate and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness, and this Note is issued subject to the provisions of the Note Purchase Agreement with respect thereto. Each holder of this Note, by accepting the same, agrees to and shall be bound by such provisions.

          No reference herein and no provision of this Note or of the Note Purchase Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, as prescribed herein and in the Note Purchase Agreement, or to convert this Note as provided in the Note Purchase Agreement.

          No service charge shall be made of any registration of transfer, exchange or conversion, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York.

                              CIDCO INCORPORATED


                              By
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                                  Name:
                                  Title: